AMERITYRE ANNOUNCES THE APPOINTMENT OF BRIAN HESJE

Boulder City, Nevada (February 14, 2012) – Amerityre Corporation (OTCBB: AMTY.OB), a leading manufacturer of polyurethane flat proof tires, is pleased to announce the appointment of Brian Hesje to Amerityre’s Board of Directors.

Mr. Hesje is currently the Chairman of Fountain Tire, Ltd, one of the largest retail distribution tire companies in Western Canada.Mr. Hesje was CEO of Fountain Tire from 2001 to 2005 and President from 1991 to 2001.  Prior to joining Fountain Tire as a director and shareholder in 1984, he was a partner in Sax, Zimmel, Stewart & Company, an accounting firm, where he specialized in small and medium sized public companies.

Mr. Hesje has served as a board member of several Canadian public and private companies and is currently a member of the Audit Committee for the University of Alberta.

Mr. Hesje earned a Bachelor of Education (1969) and Masters in Business Administration (1973) from the University of Alberta, Edmonton, obtained his Chartered Accountant designation from the Institute of Chartered Accountants of Alberta (1976) and was admitted as a Fellow to the Institute of the Chartered Accountants of Alberta (2000).

Tim Ryan, CEO of Amerityre commented, "Mr. Hesje is a welcome addition to the Amerityre Board. His experience within the tire industry will be a key component in the strategic development of Amerityre's future growth plans."

Mr. Hesje commented, “Amerityre has a number of innovative tire solutions that are just beginning to reach the market. I look forward to working with Amerityre to help it reach its full potential.”

Based in Boulder City, NV, Amerityre Corporation manufactures and markets polyurethane foam and solid urethane tires for bicycle, handtruck, lawn & garden, medical& mobility, wheelbarrow, pivot, seeder, forklift, skid steer and scissor lift applications. Visit us at www.amerityre.com or call (800) 808-1268.

This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risks and uncertainties. These risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2011, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward looking information.